Exhibit 1.1

BYLAWS
ALMACENES ÉXITO
S.A.

ESTATUTOS SOCIALES
ALMACENES EXITO S.A

grupo éxito

CHAPTER I

Name, Status, Domicile and Duration

Article 1. - Name and Status.

ALMACENES ÉXITO S.A., (from now the “Company”), commercial society, publicly traded, incorporated in accordance with colombian law and governed by it in all that is not provided for in these bylaws.

Article 2. - Domicile.

The Company has its corporate headquarters in Envigado, Department of Antioquia, which can only be changed by the bylaws reform approved by the Shareholders General Assembly of and legally formalized. The Company may also open commercial establishments as branches or agencies within or outside the domicile, in the country or abroad.

Article 3. - Duration.

The duration of the Company will expire december 31 of the year two thousand one hundred and fifty (2150). However, before expiration of this term, the Shareholders General Assembly could decide, through the bylaws reform or by any of the other circumstances set by law, its renewal.

CHAPTER II

Corporate Purpose

Article 4. - Corporate Purpose.

The corporate or business purpose of the Company:

a.	The acquisition, processing, transformation, and in general, the distribution and commercial sale in any form, including the financing thereof, of all types of domestic and foreign goods and products, produced either locally or abroad, including pharmaceuticals, medical and other related items, wholesale and/or retail; retail by physical or virtual means. Likewise, the provision of complementary services such as credit granting for the acquisition of merchandise, insurance granting, transfers, remittances and activities of support to an operator of postal services of payment duly authorized and registered by the Ministry of Information and Communication Technologies; the provision of mobile phone services, travel and tourist package sales, repair and maintenance of movable assets, bureaucratic procedures and errands, and the provision in rent or under any other title of stores or commercial spaces in supermarkets or shopping malls;

b.	The acquisition, creation, organization, establishment, administration and operation of stores, supermarkets, drugstores and pharmacies, warehouses and other commercial establishments for the purchase of goods and products of all kinds for resale, disposal of the same by wholesale and and/or retail, the sale of goods and the provision of complementary services according to modern sales systems in specialized multiple business and/or self-service stores among which are those known under the commercial name of “ALMACENES ÉXITO”.

c.	Rent or rent out commercial sites, receive or cede in rentals or under other title sales or commercial areas or sites within its business establishments, equipment, items and chattels utilized for the business of merchandise and products distribution and the presentation of complementary services.

d.	Establish, finance, promote and participate with other individuals or companies in the incorporation of companies or businesses aimed at the production of objects, goods, articles or items or the provision of services related with the corporate purpose, and associate with these companies as a partner, through contributions in money, goods or services.

pag . 1

e.	The development, construction, management, marketing, administration, operation, lease and economic exploitation of company or third party real estate assets with any type of destiny or use. The promotion and execution of, or investment in projects that are carried out on properties belonging to the company or to third parties, whether directly or indirectly, and may form partnerships or any other form of association, to participate in programs or plans for plot division plans or division of real estate intended for housing, commerce, industry, office space, among others, and the sale, lease and economic exploitation of the lots, plots, premises, offices, houses, apartments and, in general, real estate units resulting from the aforementioned real estate projects. The provision of services for structuring, promotion, development and project management and administration and management of real estate assets and company and third party vehicles.

f.	Apply funds for the purchase of stocks, bonds, commercial paper and other securities freely traded in the market, as deemed by the Board of Directors, for the purpose of stable investments or as a short-term tradable investment of excess cash or liquidity.

g.	The wholesale distribution of petroleum based liquid fuels.

h.	The retail distribution of petroleum liquid fuels through automotive service stations.

i.	The distribution of alcohols, biofuels, vehicular natural gas and any other fuel or mixture having application in the automotive, industrial, fluvial, marine and aviation sector.

j.	The provision in Colombia and abroad of corporate and business services to third parties, in any area that creates value for the Company.

k.	Establesh, finance, promote and concur with other natural or legal persons to the formation of Companies or businesses whose purpose is the generation, transmission, distribution and commercialization of energy, as well as the development of all similar, connected, complementary and related activities to the distribution and commercialization of energy, the performance of works, designs and consultancy in energy solutions, including the provision of technical services and the marketing of associated products, directly or through third parties.

In development of its Corporate purpose, the Company may acquire tangible and intangible property, required for the accomplishment of the corporate purpose; and also acquire and own assets, social insurance contributions and shares in commercial or civil companies and any other form of association, securities of all kinds with stable investment purposes, or as investment for promotion or to take advantage of tax incentives as established by law; temporary investments in early liquidity shares for the purpose of temporary productive use of a cash surplus or liquid assets or other which are not required to immediately for the development of company business; to import and to export goods, products, manufactures of any type; to issue bonds and/or commercial papers or other massive security emissions authorized by the legal or regulatory standards for public placement, to offer consumer loan agreements, to perform firm factoring operations with funds belonging to the company, to constitute guarantees on its real estate, and to conduct financial operations that for the acquisition of funds or other assets, or assure the supply of goods and/or services, some of which may be necessary for the development of the company; to act as an agent or representative of national or foreign entrepreneurs, and to uphold all kinds of contracts related to the distribution and/or sale of goods and services; promote and establish or invest in companies or any other form of association, for the development of any activities included within the aforementioned corporate purpose, merge with, absorb, or split from other companies; to acquire brands, emblems, trade names, patents or other industrial property or intellectual property rights, to exploit them or to outsource its development to third parties under contractual license; and, in general, to execute all the acts and to uphold all contracts, irrespective of their nature, related to the corporate purpose or which have as a purpose to exercise the rights and to fulfill the obligations, whether legally or conditionally derived from the existence and activities carried out by the Company.

pag . 2

CHAPTER III

Capital

Article 5. - Authorized capital.

The authorized capital of the Company, expressed in Colombian pesos, is 5,300,000,000, divided into 1.590.000.000 common shares at par value of 3,333333333340 The indicated amount of authorized capital may be modified at any time by amendment to the bylaws approved by the Shareholder Meeting and then legalized.

●	Paragraph. While the Company's shares are traded on the public stock exchange, increasing the amount of authorized capital, decreasing the amount of subscribed capital or voluntary cancellation of the registration of the shares on the National Registry of Securities or Stock Exchange will require approval of the Shareholders General Assembly with an ordinary majority, provided they have complied with the legal requirements on call to meeting, specifying the agenda, communication, and other information required by Articles 13 and 67 of Law 222 of 1995,or by any rule that modifies or complements them.

Article 6 - Decrease in subscribed capital.

Decrease in subscribed capital. - The reduction of subscribed capital of the Company may be made in accordance with the requirements of legal norms through the bylaws reform approved by the Shareholders General Assembly subject to the legal requirements regarding majority, motivation of the proposal, specification of the point in the order the day, communication and sufficient advance of the call to meeting.

Article 7. - Shares in reserve.

The difference between the amount of subscribed and paid-in capital and the amount of authorized capital, set in Article 5 as well as new amounts from increases in that figure will be held in reserve at the disposition of the Board of Directors and subject to related regulations in accordance with bylaws and legal norms.

Article 8. - Issuance and subscription of shares.

Common shares in reserve are available to the Board of Directors for issuance as it deems appropriate. Rules for subscription will be issued by the Board of Directors; this will not require application of that stipulated in section d) of article 41 of Law 964 of 2005.

Issues will be made with preference rights. In any new issue of shares, shareholders will be entitled to subscribe, preferentially, an amount proportional to that recorded in the book of shareholders at the date of adoption of the rules. However, the preferential right of shareholders does not apply in the following cases:

a.	When the Shareholder General Assembly so decides, by an affirmative vote of not less than seventy percent (70%) of the shares present at the meeting, provided that this special majority, set forth in article 420, numeral 5 of the Commercial Code, stay current.

b.	When the issuance is aimed solely at subscriptions by employees of the Company or subsidiaries for time employed or merit or for other valid reasons approved by the Board of Directors. For this purpose, the Board of Directors may issue and regulate up to ten percent (10%) of the shares currently in reserve, and the same percentage of the future shares issued to increase authorized capital. Accordingly, the Board of Directors will freely determine the number of shares issued, the person or persons benefiting from the subscription and the proportion, the price, the payment form and all other details of the subscription.

pag . 3

The Board of Directors may use its power as it deems, within the above limit of percentage of shares in reserve, to award an employee the right to subscribe on one or more occasions, whether employees, shareholders or non-shareholders and also give right to future subscriptions of the same class.

●	Paragraph. For legal reason, subscription rights may not be awarded to the statutory auditor or alternate; however, upon final retirement from the position, he/she may receive such subscription rights by decision of the Board of Directors.

c.	In the case of merger, spin-off or similar events and in all events involving the subscription of shares with cash, capitalization of credits as well as those events where the subscription is paid for in cash specifically for the acquisition of fixed assets or business establishments, the Board of Directors is authorized to issue and regulate, without subject to preferential rights, the number of shares necessary to cover the amount of the goods according to the evaluation set by the Board of Directors and approved by the respective Superintendence, if necessary.

CHAPTER IV

Shares

Article 9. - Characteristics.

The Company's shares are registered, common and capital, and as such give the holder the rights under law for shares of this kind. The Shareholders General Assembly, however, may at any time, within the requirements of these bylaws and the laws, create preferred shares with preferred dividend and without voting rights and compensatory shares, with different series. The shares may be in certificate form or electronically registered (dematerialized), according to law.

The Company will provide equal treatment to all shareholders whom, within the same share class and holding the same conditions, without implying privileged access to information to any shareholder in particular.

Article 10. - Indivisibility.

Share are indivisible and therefore, when for any legal or conventional reason a share belongs to more than one person, these persons must designate a sole representative to exercise the rights corresponding to ownership of the share. Failing agreement, the Court of the companies’ jurisdiction shall designate a representative at the request of any interested party.

Article 11. - Certificates.

If the shares circulate in dematerialized form, the Company shall issue a global title for each class of shares into which the subscribed capital is divided. This global title shall be kept in the custody and administration of the specialized entity or Centralized Securities Depository previously chosen by the Board of Directors. Provided that the respective book entry exists, whoever appears as a shareholder in the registry entries of the Centralized Securities Depository selected by the Board of Directors shall be the holder of each share and may exercise the rights associated with it.

If the shares circulate in a materialized form, the Company will issue to each shareholder certificates as such for the total amount of shares owned, unless the shareholder requests partial collective certificates. The Company shall not issue fractional shares certificates. Provisional certificates and definitive certificates are issued in continuous series, with the signatures of the Chief Executive Officer and the Secretary, and shall contain the information required by law in accordance with the text and the external form determined by the Board of Directors. For the foregoing purposes, such signatures may be reproduced mechanically

●	Paragraph 1. While the shares are not completely paid-in the specialized entity in charge of the custody and administration of the securities will only issue provisional securities to the subscribers.

●	Paragraph 2. If shares circulate in a dematerialized form, holders of electronic shares may request a certificate indicating so from the specialized entity or Central Securities Depository, the specialized entity or Central Securities Depository elected by the Board of Directors. The certificates issued by the specialized entity or Centralized Securities Depository chosen by the Board of Directors have probative value and authenticity. Such certificates shall state the rights represented by book entry, and they shall have direct enforcement but may not circulate nor serve to transfer the ownership of the shares.

pag . 4

Article 12. - Share registry.

If shares circulate in a dematerialized form, provisional certificates, definitive certificates, as well as disposal or transfer of shares, embargoes and legal suits related to them, pledges and other liens or limitations on them will be registered in the “Share Registry” This Registry will be registered with the Chamber of Commerce of the company’s domicile. If shares circulate in dematerialized form, the creation, issuance or transfer, as well as the encumbrances and Injunctive relief to which they are subject, shall be perfected by book entry in the registry kept by the specialized entity or Centralized Securities Depository chosen by the Board of Directors, which shall make the corresponding entries of the subscribers of the shares under the provisions of the legal regulations applicable to dematerialized shares.

In view of the nominal nature of the shares, the Company will recognize shareholder status or rights holder only to that person registered as such in the above mentioned Registry.

●	Paragraph 1. No act of disposal or transfer of shares, lien or limitation, embargo or judgment will produce effects on the Company and third parties except when its corresponding book entry or registration is the Share Registry book, which cannot be denied by the Company specialized entity or Centralized Securities Depository chosen by the Board of Directors except by order of a competent authority, or for shares whose negotiation requires specific requisites or formalities which have not been carried out.

●	Paragraph 2. The circulation, liens and other subjects and operations related to electronically registered (dematerialized) shares will be governed by the legal norms applicable to these shares as well as by those current and future norms which complement, modify or add to those norms.

●	Paragraph 3. By decision of the Board of Directors, the Company may delegate the keeping of the shareholders’ book to a specialized entity or to a Central Securities Depository. If the Company delegates the keeping of the shareholders’ book to a specialized entity or a Central Securities Depository, such entity will carry out the notations corresponding to the subscribers of the shares in accordance with that established in legal norms applicable to dematerialized shares.

Article 13. - Duplicate Certificates.

If shares circulate in a dematerialized form the issuance of duplicate certificates due to theft, loss or damage to the certificates shall be subject to the requirements established by law. In the case of dematerialized shares, , the shareholders may apply for a new certificate of its participation in the capital of the Company to the specialized entity or corresponding Central Securities Depository.

Article 14. - Taxes.

Taxes on share transfer will be paid by the shareholder; taxes on share issuance will be paid by the Company.

Article 15. - Representation.

Inherent rights of a shareholder may be exercised by proxy or agents appointed in public deed or private document, letter or fax directed to the Company, or in other written form. The representation of shares to deliberate and vote at the Shareholders General Assembly and the powers of attorney granted for this effect by the shareholders is subject to the prohibitions, restrictions and requirements of the law.

Such powers may be authorized in writing, indicating the name of the representative or agent, the person to whom he/she who can delegate representation, if be the case, and the date or period of the meeting or meetings for which power is conferred. Powers authorized outside the country are subject to the same requirements.

●	Paragraph. Unless otherwise stated by the grantor, the power conferred for a specific Shareholder Meeting will be sufficient to exercise in successive meeting which result from the former.

pag . 5

Article 16. - Negotiation.

Shares are participation securities, negotiable according to law, except those legally exempt. In cases of disposal, registration in the Share Registry book will be made, in the case of materialized shares, by written order of the transferor, whether by "letter of transfer", or in the form of endorsement of the respective certificate and in the case of dematerialized shares, by book entry by the specialized entity or Centralized Securities Depository selected by the Board of Directors. In forced selling and award cases, the recording or book entry shall be made by producing the original or certified copy of the relevant documents which contain an order or communication from the legally required person.

●	Paragraph 1. The Company does not assume responsibility for facts or circumstances not registered in the transfer order which may affect the validity of the contract between the transferor and transferee, and to accept or reject transfers it will only abide by compliance with external formalities of the transfer.

It will not assume responsibility when the registration is carried out under a judicial order, notary action or an instruction issued by a Central Securities Depository.

●	Paragraph 2. If the document communicating the disposal or the transfer order does not expressly indicate the contrary, dividends due will belong to the acquirer as of the date of said document or order, If the shares circulate in dematerialized form, the payment of dividends corresponding to the shares transferred shall be subject to the rules set forth in the Regulations of the Stock Exchange where the Company's shares are traded, and the collection and payment procedure shall be subject to the conditions of the Operating Regulations of the Centralized Securities Depository chosen by the Board of Directors.

CHAPTER V

SECTION ONE

Management and Administration

Article 17. - Corporate Bodies.

For the purposes of management, administration and representation, the Company has the following bodies: a) Shareholders General Assembly; b) Board of Directors, c) Chief Executive Officer d) Operative Presidency Retail Colombia.

●	Paragraph 1. Each one of the indicated bodies has the functions and attributions that these bylaws confer to them, those in accordance with the special norms expressed here and those in accordance with the legal dispositions.

●	Paragraph 2. When these bylaws do not expressly refer to the position of Presidency as Operative Presidency Retail Colombia, it will refer in all the cases to the Presidency base on the literal (c) of this article.

SECTION TWO

Shareholders General Assembly

Article 18. - Composition.

The Shareholders General Assembly will be composed of the shareholders registered in the Share Registry book in person, or their legal representatives, or attorneys appointed in writing, meeting with quorum and as provided in these bylaws.

pag . 6

Article 19. - Ordinary Meeting.

The Shareholders General Assembly will hold its ordinary meeting each year, at the latest on March 31st, in the municipality or registered office, and it will convened by the Board of Directors or by the Chief Executive Officer of the Company, to examine the situation of the Company, to designate administrators and other elected officials, to determine economic directives of the Company, to examine accounts and balances of the past year, to solve the distribution of profits and to agree on all the decisions needed to guarantee the compliance of the corporate purpose. If it were not convened, and as long as the current law contemplates the possibility of holding meetings in its own right, the Shareholders General Assembly by its own right can meet the first business day of the month of April at 10 in the morning (10 am), in the main offices of the administration, and will hold the meeting and will decide validly with a plural number of people, whatever amount of shares are represented by them.

●	Paragraph 1. The meeting call will be convened at least thirty (30) calendar days beforehand, without prejudice to the compliance of the legal norms, and the delivery of the corresponding financial statements, reports, propositions, books and other paperwork, that in accordance to legal norms will remain at the disposal of the shareholders to inspect or consult during the period indicated in article 447 of the Code of Commerce, at the main offices of the administration, will be mentioned.

●	Paragraph 2. The Board of Directors and the administrators will refrain from having the Shareholders General Assembly consider any item that was not included in the agenda published in the notice for said meeting.

●	Paragraph 3. Within five (5) calendar days after the publication of the notice for said ordinary meeting, any shareholder with an interest greater than 5% will be able to: (i) propose in a well-founded manner the introduction of one or more items to the agenda of the Shareholders General Assembly; (ii) present in a well-founded manner new proposals to decide on the items already included in the agenda; and (iii) request information or make inquiries about the items found in the agenda. The Board of Directors will regulate the manner in which it will answer the requests of the shareholders. Without prejudice to compliance with the law if the proposal of the shareholder to add one or more items to the agenda is accepted by the Board of Directors, a complement to the meeting call of the Shareholders General Assembly will be published at least fifteen (15) calendar days before the meeting is held, or fifteen (15) business days in advance, if the new point to be included is one of those that confers the right of inspection to the shareholders. In any case, the shareholders will keep their right to present proposals during the meeting of the Shareholders General Assembly, unless the segregation (wrongful split) of the Company is presented to the Shareholders General Assembly for its consideration, if said decision is to be made by this body, or when the items proposed are other matters that in accordance to the law may only be debated if special requisites were previously observed about the call of the meeting, its publicity and its delivery of the project to the shareholders to examine during the period provided for the right of inspection.

If substitute proposals are submitted concerning the items included in the agenda, the original proposal included in the call will be voted first and then those of the shareholders making the substitute proposals, in the order in which they were made. If one of the proposals receives the votes necessary for its approval, the others that follow in order shall not be submitted to a vote.

Article 20. - Extraordinary Meetings.

Extraordinary meetings will be held when unforeseen or urgent needs of the Company demand it, and will be convened by the Board of Directors, by resolution approved with the legal majorities by the Chief Executive Officer or by the Statutory Auditor, either by their own initiative or at the request of a number of shareholders that represents. ten percent (10%) or more of the capital stock. If the call is requested by a plural number of shareholders, the call shall be subject to the following rules:

●	The shareholders requesting the call must send a communication addressed to the Board of Directors, the Chief Executive Officer or the Statutory Auditor, as applicable, with a copy to the Company's General Secretary, in which they must indicate (a) the name of the shareholders requesting the call, (b) the number and class of shares owned by each of the shareholders requesting the call, (c) the proposed agenda for the meeting to be included in the call, and (d) the justification of the proposals to be submitted to the consideration of the Shareholders' Meeting so that such justification may be made available to the shareholders on the Company's website during the term of the call of the Meeting. Once the request has been sent, the shareholders who sent the request may not modify the proposed agenda unless the Company agrees to do so. The shareholders who sent the request for the call may withdraw the call at any time before the notice of call is published.

pag . 7

●	The notice shall include the date of the meeting, which may not be earlier than the fifteenth (15) business day nor later than the forty-fifth (45) business day following the date of receipt of the request for notice, as defined by the body to which the request was submitted

●	The meeting shall take place at the address within the corporate domicile that the body entitled to call the meeting shall include in the respective notice. If the Statutory Auditor calls the meeting, the meeting shall take place where the meetings are held in its own right unless the Statutory Auditor and the Chief Executive Officer of the Company agree on another place within the registered office.

●	The shareholders requesting the call must make sure that they do not include in the agenda items that: (a) it cannot be debated or approved at an extraordinary meeting, (b) imply usurpation of functions of other bodies, (c) deal with issues that are not within the period in which they must be considered, (d) involve the delivery of information not part of the information available to the shareholders during the right of inspection before the Assembly meetings in which end-of-year financial statements must be considered, (e) deal with matters that were debated by the meeting within the three (3) months before the date of the request for the call, except in the case of removing members of the board of directors or approving a social action of liability.

●	During the call period, the Board of Directors shall meet and evaluate the convenience of each of the items on the agenda to be included in the call and their relevance according to the criteria contained in the previous point. The Board of Directors shall publish a report, with the results of this evaluation, on the Company's website before the date of the Assembly meeting.

As a general rule, the meeting will be held no less than fifteen (15) calendar days beforehand, without prejudice to the compliance of legal norms, by one of the means indicated in the twentieth article, and the agenda will be necessarily included in the notice. Except when legal provisions state otherwise, the Shareholders General Assembly will not deal with matters not included in the agenda published in the notice of the meeting during extraordinary meetings, except if the majority of the shares represented in the meeting established by the law adopts said decision, once the agenda has been discussed.

Article 21. - Call of the Meeting.

The call of the meeting will include the agenda for that meeting, detailing each of the issues that will be debated and the shareholders will be informed of it via any of the following means: (i) letter or written communication sent to the address each shareholder indicated to the Company or central securities depository for its registration in the Book of Registered Shares in charge of said entity; (ii) personal notification, with the signature of each and all of the shareholders; (iii) published notice in an in-house journal at the main offices of the Company. When calculating the period of the call, whether business days or calendar days, whichever applies, both the day in which the call is send or publish and the day in which the meeting is held will be counted.

●	Paragraph. Right of inspection. During the fifteen (15) business days immediately prior to the meeting of the Shareholders General Assembly in which the year-end Balance Sheet is to be considered, or in the transformation, merger spin-off or cancellation of the registration of the Company´s shares in the National Registry of Securities and the Colombian Stock Exchange, for the exercise of the right of inspection will be placed, in the offices of the administration, at the disposal of the shareholders. Shareholders will be informed of this fact in the call notice. During the indicated period, the shareholders may exercise the right of inspection in their favor, in the terms established in the law, the bylaws and the Code of Corporate Governance of the Company and the regulations issued by the Board of Directors for this purpose.

Article 22. - Meetings that Require Special Call.

.

Without prejudice to the period of the call established for ordinary meetings of the Shareholders General Assembly, the call will be made at least fifteen (15) business days before for those meetings in which the projects submitted for consideration are related to the merger, split, transformation of the Company, or to the voluntary cancellation of the registration of its shares in the National Registry of Values or Stock Market. In the notice for said call the matters to be debated shall be specifically indicated and the shareholders will be informed of the delivery, during said period, to the main offices, of the respective project or report about the reasons for this proposal, so the shareholders may consult it. Additionally, there will be included notices about the possibility to exercise the right to withdraw.

●	Paragraph. When it is intended to discuss the increase of the authorized capital or the decrease of the share capital, the respective point must be included in the agenda indicated in the call. In these cases, the administrators of the Company will prepare a report on the reasons for the proposal, which must be made available to the shareholders at the Company's administration offices, during the term provided for the right of inspection.

pag . 8

Article 23. - Meetings without Previous Notice and Decisions by Remote Voting.

The Shareholders General Assembly may meet at any site, deliberate and validly decide, without prior citation, when all the subscribed shares are represented. Similarly, decisions are valid when all shareholders express in writing their vote regarding specific points, in the terms established by Article 20 of Law 222 of 1995.

Article 24. - Deliberative Quorum.

Subject to legal exceptions, the Shareholders General Assembly will deliberate with a plurality of shareholders representing at least half (1/2) plus one (1) of the subscribed shares at the date of the meeting. If for lack of quorum the Shareholders General Assembly is unable to deliberate, another meeting will be summon to decide validly with one or more shareholders regardless of the number of shares they represent.

●	Paragraph 1. The second called meeting must be held no sooner than ten (10) business days or later than thirty (30) business days.

●	Paragraph 2. When dealing with meetings in their own right, and provided that the applicable law enshrines them, on the first business day of April, the Shareholders General Assembly may validly deliberate and decide at the main administration offices with a plural number of shareholders, regardless of the number of shares they represent.

Article 25. - Deciding Majorities.

The decisions of the Shareholders General Assembly shall require an absolute majority of the votes corresponding to the shares represented at the meeting, with the following exceptions:

a.	As long as it is required by articles 155 and 454 of the Commercial Code, or any rule that replaces or modifies them, the distribution of profits requires the approval of a plural number of shareholders meeting, with at least seventy-eight percent (78%) of the shares represented at the meeting. In the absence of such a majority approval, the distribution will not be less than fifty percent (50%) of the profits or the remainder thereof after compensating for losses from previous periods. If the sum of the legal, statutory, and occasional reserves exceeds the value of the share capital, the obligatory percentage of liquid profits that must be distributed, in the absence of the indicated majority, will rise to seventy percent (70%).

b.	The decision on the placement of shares without preference for the shareholders, in the case of the seventh article of these bylaws, will require approval with the vote of seventy percent (70%) of the shares represented, as long as it is required by numeral 5 of article 420 of the Commercial Code or any regulation that replaces or modifies it.

c.	The payment of the dividend in shares released by the company, obligatory for the shareholder, requires approval by eighty percent preference for shareholders, in the case of Article Seven of these bylaws, requires a (80%) of the shares represented, as long as it is required by article 455 of the Commercial Code or any rule that replaces or modifies it.

d.	A spin-off requires unanimity of the shares represented in the Shareholders General Assembly of the Company to modify the proportion of shareholder participation in the spin-off, in this case the Company in the capital of the beneficiary company in accordance with the law, as long as it is required by article 3 of Law 222 of 1995 or any regulation that replaces or modifies it

e.	All others that by mandatory legal norm require a qualified or special majority above the absolute majority.

pag . 9

Article 26. - Right to Vote.

Each share registered in the Share Registry confers the right to vote in the Shareholders General Assembly, without restriction regarding the number of votes that can be made by the shareholder or representative, but remaining in effect prohibitions or ineligibilities for votes on certain matters, such as the case of Company administrators and employees in votes on financial statements, year-end accounts and liquidation. The votes of a single shareholder shall not be divisible. In any case, it shall be understood that the exercise of voting rights in the hypotheses described below is consistent with the principle of unity of vote:

a.	When the voting right has been conferred to a third party through an act under which the rights inherent to the shares are dismembered, such as when a pledge, antichresis or usufruct over the shares is constituted, in which case the holder of the voting right may vote differently from the holder of the ownership right over the shares;

b.	When the registered holder of the shares is a trust company in its capacity as administrator, in which case the trust company may vote with the shares held in trust under the voting instructions given by each trustor or beneficiary of the trust; and

c.	When the registered holder of shares is a depositary or custodian, in which case the shares registered in its name may be voted in accordance with the voting instructions given by each depositor of such shares.

Article 27. - Presidency and minutes.

The meetings of the Shareholders General Assembly will be presided by the Chief Executive Officer of the Company In the absence of the President, the meetings shall be presided by the Operative Officer Retail Colombia and, in the absence of this one, by the Chairman of the Board of Directors. A record of the meeting will be entered in the book of Minutes, registered with the Chamber of Commerce of the Company’s domicile. The minutes shall be signed by the person presiding the meeting, by the titular Secretary General, who will always act as Secretary at the Shareholders' Meeting or in his/her absence by the Statutory Auditor, and shall be approved by the Shareholders General Assembly; the latter may delegate this authority to a plural committee designated for this effect (Art. 189 of Commercial Code, or any regulation that modifies or adds). The minutes shall contain the details and statements required by the law.

●	Paragraph. The minutes of non-face-to-face meetings of the highest corporate body must contain the signature of a legal representative and the Company’s secretary. In the absence of a secretary, the minutes must be signed by one of the shareholders.

Article 28. - Voting Rules.

To carry out its corresponding actions and votes the Shareholders General Assembly will observe the following rules:

a.	The votes will be carried out in writing only whenever the president of the Shareholders General Assembly so establishes it, or when the system of electoral quotient must be applied;

b.	For each unitary election a separate vote will be carried out, but when the vote is for the regular and alternate delegate for a single position the election will be carried out jointly;

c.	If a tie was reached in a unitary election, another vote will be carried out and if in the second vote a tie was also reached, the appointment of that position will be considered suspended. If a tie was reached when voting for proposals or resolutions, these will be considered not accepted.

d.	When the name of a candidate is repeated one or more times in the same ballot, only the votes in their favor in said ballot will be counted; but if the repetition is due to this person appearing as the regular and alternate delegate of a position, its name for alternate delegate will not be taken into consideration;

e.	If any ballot has a number of names greater than the number it is supposed to have, the names that will be counted will be the first in order of appearance up to and including the last one before the due number is reached. If the number is smaller than the one it is supposed to have, all that appear will count.

pag . 10

f.	To integrate the Board of Directors and the commissions or collegiate bodies, the system of electoral quotient will be applied, in the manner prescribed by the law, unless there is unanimity of votes corresponding to the total of the shares represented in the meeting, or unless the National Government establishes the obligation to apply a different voting system;

g.	The Company may not vote with its own reacquired shares in its power;

h.	If the Bylaws are modified, each article or group of articles that are substantially related to each other will be voted on separately, unless a shareholder or group of shareholders that represents at least five percent (5%) of the corporate capital, requests that they be voted on separately during the Shareholders General Assembly. In the same sense, the statutory bylaws amendments may be voted on as a whole, and not separately each article or group of articles, when approved by the Shareholders General Assembly with the absolute majority of votes.

Article 29. - Functions and Attributions.

Functions and Attributions of the Shareholders General Assembly include:

a.	Choosing and removing freely members of the Board of Directors, the Statutory Auditor, and approving the succession policy for these positions, when needed;

b.	Approving the general policy for remuneration of the members of the Board of Directors, and of the Senior Management if a variable component of remuneration is found linked to the value of the business of the Company in the market;

c.	Examining the accounting that must be presented by the Board of Directors and the Chief Executive Officer each year, or whenever the Assembly demands it; and consequently, approving, not approving or modifying the corresponding financial statements and disclosures that, according to legal norms, they must submit for consideration;

d.	Appointing from its number a plural commission that studies the accounts, the financial statements and other reports of this type, when these are not approved, and which reports to the Shareholders General Assembly its findings in the period indicated by the Shareholders General Assembly;

e.	Considering the reports of the Board of Directors and of the Chief Executive Officer in regard to the social businesses, disclosures, accounting and statistical data required by the law; the proposals presented by the Board of Directors with the financial statements and the report of the Statutory Auditor;

f.	Making use of the profits that exist in accordance to the financial statements of situation and of results, once approved, subject to the legal dispositions and to the norms of these bylaws. When exercising this attribution it may create or increase voluntary or occasional reserves for a specific purpose; and set the amount of the dividend, the manner and the period in which it is to be paid;

pag . 11

g.	Ordering the transfer or a change in destination of the occasional or voluntary reserves, their distribution or their capitalization, when these were deemed unnecessary;

h.	Appropriating profits that were designated as reserves to reacquire shares, subject to the bylaws and legal norms and authorize the acquisition of the Company's own shares;

i.	Ordering that certain ordinary shares be issued without them being subject to preemptive rights;

j.	Creating industrial or usufruct shares; issuing privileged shares, issuing regulations for their placement, determining their nature and the extension of their privileges, reducing these or eliminating them, subject to the norms of these bylaws and legal provisions;

k.	To decide (i) the merger of the Company with another company or other companies, (ii) its transformation, (iii) its split, or (iv) its separation (wrongful split), the disposal of shares, a lien or the lease of the corporate business or that of a portion of its assets, whenever these assets are considered as essential to the corporate business by the Board of Directors, (v) the acquisition of companies or assets whenever the acquisition, according to the Board of Directors, may modify the corporate business s, (vi) the anticipated dissolution or the extension of its duration and (vii) in general, on any change, extension or modification of the Bylaws;

l.	Ordering the corresponding legal actions against administrators, directing delegates or the Statutory Auditor;

m.	Designating, in the event of the dissolution of the Company, one or several liquidators, and alternate delegates for each one, removing them, determining their retribution and dictating them orders and instructions needed for the liquidation, and approving their accounts. As long as the names of the liquidator and his alternate delegate are not registered, the Chief Executive Officer will be considered as such when the company is in liquidation, and the alternate delegates will be those who at that time are alternate delegates of the Chief Executive Officer, in the corresponding order;

n.	Creating and placing shares with preferential dividends and without the right to vote; however, these may not represent more than the maximum percentage (%) established by the law.

o.	Adopting, in general, all measures required to comply with the bylaws and for the common interest of the shareholders;

p.	Any other indicated by the law or by these bylaws and which are not carried out by any other social body.

Article 30. - Delegation.

The Shareholders General Assembly may delegate to the Board of Directors or to the Chief Executive Officer, in certain cases or for a certain period of time, some of its functions, as long as they can be delegated due to their nature and if their delegation is not prohibited. Nevertheless, the functions described in a), b), f), g), i) and k) of article 29 of these bylaws will be considered exclusive to the Shareholders General Assembly and thus non-delegable.

pag . 12

SECTION THREE

Board of Directors

Article 31. - Composition.

The Board of Directors is composed of nine (9) members or Directors, elected by the Shareholders General Assembly; three must be independent under terms of Law 964 of 2005, or norms that expand or modify it.

●	Paragraph. The Chief Executive Officer of the Company, as such, is not a member of the Board of Directors, but shall attend all its meetings, with voice but no vote, and will not receive special compensation for his/her attendance. In any case, the Board of Directors may meet, deliberate and validly decide without the presence of the Chief Executive Officer of the Company. Nevertheless, said official may be a Member of the Board of Directors if elected by the Shareholders General Assembly and, in such case, shall have the rights and privileges belonging to the other Directors.

Article 32. - Period of Directors.

The appointment of the Directors shall be for periods of two (02) years, but they may be re-elected and freely removed by the Shareholders General Assembly at any time.

●	Paragraph 1. Directors may not be replaced in partial elections without a new election by the electoral quotient system, unless the vacancies are filled by unanimity of the votes corresponding to the shares represented at the meeting. The members or Directors shall comply with the independence requirements set forth The members or Directors shall comply with the independence requirements set forth in the Corporate Governance Code and in the Board of Directors Election and Succession Policy; they may not be subject to the grounds for inability or incompatibility indicated in said Policy. To ensure compliance with this rule, shareholders shall abstain from nominating as candidates to the Board of Directors persons who do not meet the requirements indicated in the Corporate Governance Code and in the Board of Directors Election and Succession Policy, which are available to shareholders on the Company's website, and which must be consulted by shareholders before proposing a candidate.

●	Paragraph 2. All the members of the Board of Directors will be elected at the General Shareholders Meeting, in accordance with the law and regulations in force, through the electoral quotient system in two (2) voting processes, one of them to elect the independent members and another for the election of the remaining members. However, the election of all the members of the Board of Directors may be carried out in a single voting process, whenever it is assured that at least three (3) independent members will be elected or when only one list is presented, including at least three (3) independent members.

●	Paragraph 3. Notwithstanding the provisions of this article, the call for extraordinary elections of the Board of Directors of the Company shall proceed only in those cases in which one or more vacancies occur that lead to the Board of Directors not having the minimum number of members sufficient to form a quorum, either by (i) resignation of any member; or (ii) by removal of any member by the Shareholders' Meeting with the majority of the votes present at the meeting. An extraordinary election of the Board of Directors shall be understood as that which is carried out without having completed the statutory term of the Directors.

pag . 13

Article 33. - President of the Board of Directors.

During the period for which it has been chosen, the Board of Directors will appoint from its members a President, who must have the quality of independent, who will preside the meetings, will direct the deliberations and the actions of the corporation; if the President is absent, the meetings will be presided by one of the members that attend the meeting, appointed ad hoc. Whoever is the legal representative may not act as President of the Board of Directors. Functions of the President of the Board of Directors include the following and those defined by the Board of Directors: (i) assuring that the Board of Directors efficiently fixes and implements the strategic direction of the company; (ii) promoting governing rules in the Company, acting as a liaison between the shareholders and the Board of Directors; (iii) coordinating and planning the operation of the Board of Directors by establishing an annual plan of work based on assigned functions, (iv) calling the meetings, directly or by means of the Secretary of the Board of Directors; (v) preparing the agenda of the meetings, in coordination with the President of the company, the Secretary of the Board of Directors and the other members; (vi) guaranteeing the timely delivery of information to the Members of the Board of Directors, directly or by means of the Secretary of the Board of Directors; (vii) presiding the meetings and handling the debates; (viii) guaranteeing the execution of the agreements of the Board of Directors and carrying out follow ups to its orders and decisions; (ix) monitoring the active participation of the members of the Board of Directors; and (x) being a leader in the annual assessment process of the Board of Directors and the Committees, except for its own assessment.

Article 34. - Meetings.

The Board of Directors shall meet regularly at least eight (8) times a year; and extraordinarily when summoned by the same Board of Directors, by the President, by the Auditor or by two of its Members. Summons for extraordinary meetings shall be communicated at least a day in advance, except in the case in which the meetings are called by two of the members of the Board of Directors, in which case, the call for extraordinary meetings shall be communicated three (3) calendar days in advance. Notwithstanding the foregoing if all members are already assembled they may deliberate validly anywhere and take decisions without prior summons. When complying with the deadlines to make the announcement, it must be taken into account that the day on which the meeting is announced nor the day on which the meeting will take place are taken into consideration.

●	Paragraph 1. The meetings shall be held at the corporate domicile or at a site agreed upon by the Board of Directors.

●	Paragraph 2. In cases and under the requirements established by law, the Board of Directors deliberations and decisions may be carried out via simultaneous or successive communications among the members, including telephone, fax, radio or other appropriate form of transmission and reception of audible or visible messages.

As well, decisions may be adopted by distance vote in writing by the Board of Directors members in the same document or in separate documents, clearly indicating the vote issued by each of the members, when and if the document is received by the Chairman of the Board of Directors or legal representative within one month after the date of the first received communication.

Article 35. - Regulations.

Operation of the Board of Directors shall be governed by the following regulations:

a.	The Board of Directors shall act as a collegiate body. Requests for information from the members of the Board of Directors must (i) be made at meetings of the Board of Directors; (ii) in writing; and (iii) be duly justified. The decision shall be made jointly by the Board of Directors, with the majority provided by law and the bylaws, in compliance with the conflict of interest rules.

b.	Subject to the provisions of the paragraph of article 29 of these Bylaws, the Chief Executive Officer of the company will attend meetings but the Board of Directors may meet and decide validly without his presence;

c.	It will deliberate with the presence of five (5) members, and this same majority vote shall be required to approve decisions, except in cases where the bylaws or any law require a special majority.

pag . 14

●	Paragraph: In the event that a potential conflict of interest (defined as stipulated in Article 23 of Law 222 of 1995, as well as any other regulation that supplements, modifies or replaces said law in the future) in which case one or more of the board members should abstain from participating in the deliberations and the voting. The following procedure shall be observed:

1.	The directors who disclosed the conflict shall abstain from participating in the respective deliberation and decision.

2.	The Board of Directors may deliberate and decide if it has a quorum of at least five (5) non-conflicted members. Decisions shall be approved if they receive the favorable vote of five (5) or more members of the Board of Directors.

3.	If the Board does not have the minimum quorum referred to in paragraph 2 above, the Board shall call a meeting of the General Assembly of Shareholders to decide whether to authorize the members who expressed the conflict to participate in one or more meetings of the Board of Directors to discuss and decide on the matters giving rise to the respective conflict of interest.

4.	If, after the decision of the Assembly, the Board of Directors has a quorum of at least five (5) non-conflicted members, the proposal that gave rise to the conflict shall be submitted to the Board of Directors. The decision shall be approved if it receives the favorable vote of five (5) or more members of the Board of Directors.

5.	If, after the decision of the General Shareholders' Meeting, the Board of Directors does not have a minimum quorum of five (5) non-conflicted members, the Board shall lose competence to decide on the matter giving cause for the conflict of interest and the General may decide directly on such matter, unless the Shareholders General Assembly with the favorable vote of the majority of the shares represented at the meeting, adopts another solution.

d.	If a tie were to occur when voting on propositions or resolutions, they are deemed as negated. If a tie should occur for a nomination, a new vote shall ensue, and if a tie is repeated, the appointment shall be deemed suspended;

e.	De All meetings and decisions referred to in paragraph 2 of Article 32 of this bylaws, shall be written and records settled in the book of records registered at the Chamber of Commerce where the company's official address is located. In said book will be recorded the facts and circumstances pertaining to the face to face meeting (time, date, name of the attendees, matters discussed, decisions), or an explanation of the mechanism used for decision-making as stated in paragraph 2 of Article 32 of these bylaws, and in all cases what decisions were adopted, the number of votes cast for, against, or blank, how each voter cast his decision, manifestations or reasons for abstaining to vote, the circumstances and relevant information brought up by participating administrators relative to acts for which a conflict of interest may exist, and the statements left by those who participated in the deliberations and decisions;

The minutes shall be signed by the chairman of the respective meeting and the Secretary General of the Company, who shall always act as Secretary of the meetings of the Board of Directors, and in his temporary or permanent absence, by the person appointed by the Board of Directors for such purpose. If it were not a face to face meeting, the minutes shall be signed by the legal representative and the Company Secretary, or, in the absence of the latter, by one of the Directors. In all cases, the minutes shall be submitted for approval at the next Board of Directors meeting unless the Board of Directors approves them during the original meeting or through a committee specifically designated for that purpose.

pag . 15

Article 36. - Duties.

The Board of Directors is given the broadest mandate for managing the Company and therefore is awarded sufficient powers to order the execution or to celebrate any act or contract that falls within its duties and to take the necessary decisions in order for the Company to fulfill its purposes and, specifically, has the following functions:

36.1 Relating to the Company's strategy:

a.	Summon the ordinary and extraordinary meetings of the Shareholders General Assembly when required by the needs of the Company or requested by shareholders representing at least one-fifth (1/5) of the shares subscribed.

b.	Approve and periodically monitor the strategic plan, business plan, management targets and annual budgets of the Company, as well as periodic monitoring of the performance of the same and ordinary course of business, serving as an advisory body to the Presidency.

c.	Define the structure of the Company, including its subsidiaries and group governance model.

d.	Establish Company policies and those of its affiliates in the different orders of activity companies, and, where appropriate, develop the proposal to the Shareholders General Assembly of the remaining policies or proposals that body must approve.

36.2  Relating to corporate governance

a.	Ensure respect for the rights of investors who have invested in securities issued by the Company, ensure effective compliance and disclosure, and promote equal treatment for all shareholders and investors.

b.	Respect the right of shareholders to participate in dividends and profits of the Company, participate in the appointment and removal of members from the Board and assess the report of its management, and participate and vote at the Shareholders General Assembly.

c.	Approve the policies and the Annual Report of the Corporate Governance as well as information and communication policies with the various types of shareholders, markets, interest groups and the public in general.

d.	Adopt the Company's Code of Good Governance and ensure its effective compliance and disclosure.

e.	Monitor the efficiency and the level of compliance with corporate governance measures and the ethical and behavioral standards adopted by the Company, as well as the adoption of policies that relate to systems of anonymous complaints or "whistle-blowers".

f.	Appoint the legal representative responsible for sending and updating the information before the National Registry of Securities and Issuers-RNVE.

g.	To issue the corresponding regulations related to the criteria for the independence of the members of the Board of Directors.

h.	To issue the corresponding regulations related to the exercise of the right of inspection.

i.	To issue the corresponding regulations to establish the procedure to verify that the candidates to the Board of Directors meet the independence requirements and are not immersed in causes of disqualification and incompatibility. Said regulations may, among others, establish the minimum information and documentation that a shareholder and its nominees must provide to carry out the corresponding verifications.

j.	To issue regulations regarding the duties of employees and directors.

The regulations issued by the Board of Directors based on this statutory provision concerning paragraphs f, g, h, i, shall be mandatory for the Company's administrators and shareholders.

pag . 16

36.3 Relating to the control and management of risk:

a.	Ensure an adequate control environment within the Company and its subordinates, with preference for a control architecture that covers all the related companies, and monitoring their effectiveness.

b.	Approve risk policies and delegation thereof, and periodically monitor the company's main risks, including those that occur off the balance sheet.

c.	Approve, monitor and assess effectiveness as related to internal control systems in accordance with the procedures, stipulated in the risk control systems and alarms that have been adopted by the Board of Directors.

d.	Submit a proposal to the Shareholders General Assembly for the hiring of an Auditor, having performed a prior analysis of their experience, availability and that they possess the human and technical resources necessary to perform said audit.

e.	Monitor the independence and efficiency of the internal audit procedure.

36.4 Relating to conflicts of interest and transactions between related entities:

a.	Be aware of and manage conflicts of interest between the Company and shareholders, members of the Board and Senior Management as well as approve policies for managing conflicts of interest and the use of insider information by any employee, and regulate such conflicts through the establishment and operation of a Committee for Conflicts of Interest. The foregoing is without prejudice to the powers legally assigned to the Shareholders General Assembly in matters of conflicts of interest.

b.	Define the rules that the company must follow for the evaluation and authorization of transactions performed by the Company in respect to: (i) controlling shareholders, major shareholders or ones that are represented in the Board of Directors; (ii) members of the Board of Directors and other Managers or persons related to them, and (iii) with the company groups to which they belong. The foregoing is without prejudice to the powers legally assigned to the Shareholders General Assembly in matters of conflicts of interest.

36.5 Relating to financial management and investments:

a.	Approve the financial, accounting and investment policies of the company and determine the destination of the appropriations allocated by the Shareholders as investment reserves.

b.	Authorize the acts or operations that, due to their amounts, exceed the President's or other Legal representatives' mandates, except when these mandates have been reserved for the Shareholders General Assembly, in which case the function of the Board of Directors is limited to the proposal and justification of said operation. Pertaining to this, the Board of Directors must previously authorize the Chief Executive Officer of the company before he/she may execute or enter into any act or contract where the amount is or exceeds forty-six thousand (46,000) times the value of the legal monthly minimum wage at the time of said operation and must do the same for other legal representatives when the amount exceeds twenty-three thousand (23,000) times the effective monthly minimum wage at the time of operation. This limitation excludes: (i) the purchase and sale of inventories for resale in stores, (ii) procurement of public services, cleaning, security, or other services necessary for the normal operation of the company, and (iii) financial operations required for the effective management of the company or to hedge its exposure to foreign exchange within the limits set for it by the Board of Directors. The above stated operations may be undertaken by the company's Chief Executive Officer, without limitations or prior authorization from the Board of Directors.

c.	Authorize the creation or acquisition of shares in any company, regardless of their location as well as their subsequent disposal, when these operations: (a) are above the attributions of the Legal Representative or (b) take place in jurisdictions considered to be fiscal paradises regardless of their amount.

d.	It must also provide for and regulate the procurement of collective loans, issuance of securities, bonds or similar documents.

e.	Start negotiations on mergers or integration with other companies, and submit these for approval at the Shareholders General Assembly.

pag . 17

36.6 Relating to the operation of the Board of Directors:

a.	Propose policies for succession of the Board of Directors to be approved by the Shareholders General Assembly and ensure that the procedures of proposing and electing Board Members are carried out in accordance with the formalities prescribed by the Company.

b.	Propose to the Shareholders General Assembly the policy for Remuneration of Board Members.

c.	Organize the evaluation and self-evaluation process of the Board of Directors and its members, in accordance with the rules adopted for this purpose, as well as ensuring compliance with policies and procedures governing the process of proposing and electing these said members of the Board of Directors.

d.	Create any Support Committees for the Board of Directors deemed necessary, as well as the adoption of internal rules of operation for these said committees. Among them shall be included at least one Audit and Risk Committee together with a Nominating, Compensation and Corporate Governance committee.

36.7 Relating to the management of the Company:

a.	Appoint the Chairman of the Company, the Internal Auditor and the Secretary General, and define the remuneration and compensation, performance evaluation and succession policy of these appointees. For these appointments, prior reports will be provided by the Appointment Committee, by the Remuneration and Corporate Governance committee, and in the case of the Internal Auditor a prior report will also be provided by the Audit and Risk Committee.

b.	Naming of Operations Officer Retail Colombia and Retail Trade Operations and of Vice-Presidents as per the Company Chief Executive Officer proposals. Likewise, approve the remuneration and compensation, performance evaluation, and succession policy for these, except if said tasks were designated as a responsibility of the Shareholders General Assembly.

c.	Determine the order of precedence in which the Vice-presidents and other officials shall act as alternates to the Chief Executive Officer and how he/she would be replaced in case of a temporary or accidental absence;

d.	Authorize the policy for gratuities, benefits and other entitlements of an extralegal character to be provided for the company’s service staff;

36.8 Regarding the financial and non-financial information of the Company.

a.	Prescribe methods or systems to be applied for accounting as well as standards for the preparation and presentation of financial statements in accordance with the established accounting laws and regulations;

b.	Monitor the integrity and reliability of accounting systems and of internal information based, amongst other things, on reports from internal auditing and from legal representatives.

c.	Monitor information, financial and otherwise, which must periodically be disclosed under the information and communication policies of the Company.

d.	Examine the financial statements that are periodically prepared by the management, as well as the books, documents, assets and dependencies belonging to the Company for the purposes of directing and evaluating the management.

e.	Approve the financial statements for each financial year, the Management Report and the distribution of profits or the write-off of losses plan, which must be submitted to the Shareholders General Assembly during its regular meetings.

f.	Liaising between the shareholders and the management of the Company for the provision of information by creating and defining Company policies and regulations that are effective mechanisms for ensuring the effectiveness and timeliness of information pertaining to the Company's business.

g.	Regulate the procedures for empowering shareholders and the owners of securities issued by the Company through public offering, to perform specialized audits at their own cost and responsibility, in accordance with the rules and requirements that are defined for this purpose.

pag . 18

h.	Consider proposals that are presented by a plural number of shareholders who represent, at least, five percent (5%) of the subscribed shares, and respond in writing to those who have formulated them, clearly indicating the reasons that motivated the decisions. In all cases the objective of such proposals may not be any issues related to industrial secrets or strategic intelligence for the development of the Company.

i.	Take care of requests or complaints from shareholders and investors related to the effective fulfillment of the rules of Corporate. Governance

36.9 In relation to the shares of the Company:

a.	Regulate the positioning of shares held in reserve, complying with legal requirements.

b.	Propose the share buyback policy to the Shareholders General Assembly.

c.	Approve the dematerialization process of the Company's shares and authorize the Chief Executive Officer for its implementation.

d.	Define the authorizations policy to Company employees and members of the Board of Directors, every time the law demands and within its requirements, to acquire or to transfer shares of the Company.

e.	Determine, in the event of default by a shareholder on the payment of pending installments for shares that have been subscribed, the indemnification will that must be used by the Company, between the various ones authorized by law.

Article 37. - Delegation.

The Board of Directors will be able to delegate to the Committees of the Board of Directors, the Chief Executive Officer or to the other Legal Representatives, whenever it is deemed appropriate, for special cases or for a limited time, one or some of the functions listed in the preceding article, whenever by their nature they are delegable by not being prohibited by law or because their delegation is not recommendable in accordance with the rules of Corporate Governance contained in the Country Code published by the Superintendence of Finance.

SECTION FOUR

Chief Executive Officer and Other Legal Representatives

Article 38. - Appointment and Legal Representation.

The Legal Representation of the Company, in and out of court, and the management of the corporate businesses will be the responsibility of an employee referred to as the Chief Executive Officer, whose appointment will be made by the Board of Directors for an indefinite term and which may be removed freely by the Board of Directors at any time. All employees of the Company, with the exception of the Internal Auditor will be subordinates to the President in the performance of their roles.

Article 39. - Operative Presidency Retail Colombia.

Operative Officer Retail Colombia will be named by the Board of Directors for an indefinite term, according to the proposals presented by the Chief Executive Officer of the Company, and without prejudice to free dismissal by the Board of Directors at any time, will carry out the legal representation of the Company, judicially and extra-judicially and will be subordinate to the Chief Executive Officer.

pag . 19

Article 40. - Functions.

Operative Officer Retail Colombia:

a.	Make decisions in accordance with the strategy and guidelines set by the Chief Executive Officer;

b.	Accompany, support and complement the Chief Executive Officer in strategy, government relations, media, expansion plans, investors and new business initiatives;

c.	Be responsible for the operation of the integral supply chain of Retail business and corresponding P&L;

d.	Accompanying the Chief Executive Officer at investor meeting deemed pertinent;

e.	Align conceptually and philosophically the areas of responsibility to results of the Retail business;

f.	Execute the expansion plan;

g.	Ensure effective coordination among key business areas of Retail and the support areas;

h.	Endorse the competitive strategy of the various Retail businesses;

i.	Support new business already defined and promote the development of new businesses and hidden assets.

j.	Prioritize intra-area work initiatives;

k.	Propose compensation schemes that align management with business results;

l.	Lead required organizational transformation;

m.	Manage operations transversally across areas and businesses to obtain consistent results;

n.	Align goals with required results. Ensure periodic controls;

ñ. Optimize discussion scenarios and use key business information to improve procedures and programs;

o.	Maintain program goals despite personnel changes that occur;

p.	Ensure the implementation of established agreements and goals;

q.	Chair the committee of Vice-presidents and Retail corporate managers.;

r.	Take responsibility for sales, EBITDA, inventory turnover, work environment, customer service, retail market share;

Article 41. - Other Legal Representatives.

Simultaneously with the Chief Executive Officer, the legal representation will be applied jointly or separately by Operations Officer Retail Colombia, and the Vice-Presidents, who in addition, in the order that the Board of Directors determine, will be substitutes for the Chief Executive Officer, and will replace him or her in cases of occasional or temporary absence and in absolute absences while they are in the position, or when they are legally prevented from or unable to act on a particular subject, circumstances that will be verified, declared and certified by the Chairman of the Board of Directors. In the absence of other Legal Representatives, the members of the Board of Directors will be substitutes, in the order in which they have been elected.

●	Paragraph 1. In case of permanent absence, understood as death, accepted resignation or removal from the position for more than thirty (30) consecutive days without license, the Board of Directors will appoint a new Chief Executive Officer for the rest of the period; while the appointment and the corresponding registration in the commercial register takes place, the Chief Executive Officer of the Company will be practiced by the substitutes indicated in this article.

pag . 20

●	Paragraph 2. For the purposes of the legal representation of the Company, it will equally have the quality of legal representative, the Secretary-General or the position that takes its place, who will represent the Company exclusively before the jurisdictional, administrative, police and taxation authorities and organizations of the State.

●	Paragraph 3. For the purposes of the legal representation of the Company in a simultaneous way, the other Legal Representatives other than the Chief Executive Officer will have fixed limitations to these bylaws, and in particular they will not be able to carry out actions or make contracts that exceed twenty-three thousand (23,000) times the value of the monthly minimum legal wage at the time of the operation without the previous authorization of the Board of Directors. When another Legal Representative practices the representation of the Company as a substitute of the Chief Executive Officer by virtue of his/her temporary or definitive absence or because of becoming prevented or unable, the same limitations established for the Chief Executive Officer will apply to them.

●	Paragraph 4. - The responsible for filing relevant information to the Finance Superintendent of Colombia will be that of the Finance Vice-president of the Company or the agent in lieu thereof. In compliance with the above, the Company's website will create an information section for shareholders and investors.

Article 42. - Duties.

The Chief Executive Officer of the Company is the chief executive with representation powers, with executive and management functions and, as such, he is in charge of the legal representation of the Company, the business and financial management, the responsibility of the administrative action, the coordination and the general supervision of the Company, which he shall execute in accordance with these Bylaws and legal provisions, subject to the orders and instructions from the Board of Directors. In addition to the general functions aforementioned, the Chief Executive Officer shall also:

a.	Execute and fulfill agreements and decisions from the General Assembly and the Board of Directors;

b.	Freely appoint and remove Company employees, except those whose appointment and removal compromises the Shareholders General Assembly and the Board of Directors;

c.	Summon the Board of Directors when deemed necessary or convenient, and keep it duly informed as regards any operation for social businesses; submit for consideration the trial balances and other financial statements destined for administration, and provided all reports they request concerning the Company and its operations;

d.	Call for a Shareholders General Assembly and present, in the ordinary meeting, the balance for the end of the fiscal year along with the reports, utilities distribution project and other disclosures and special information required by law, prior to the analysis, consideration and approval of the Board of Directors;

e.	Ensure the effective compliance and disclosure of the Code of Good Governance, jointly with the Board of Directors;

f.	Provide the opening or closure of subsidiaries or agencies, within or outside the main headquarters and determine the extension and limitations of the powers granted to the administrators of the respective institutions;

g.	And others granted by these Bylaws or legislation

pag . 21

Article 43. - Authorization.

As Legal Representatives of the Company, in and out of court, the Chief Executive Officer and the other Legal Representatives will have the authority to implement or to perform, without other limitations other than those established in these bylaws, operations that must be previously authorized by the Board of Directors or the Meeting of Shareholders, all the actions or contracts understood within the corporative objective or that simply have a preparatory, accessory or complementary nature for the accomplishment of the aims that the Company pursues, and those that are directly related to the existence and the operation of these. The President and the other Legal Representatives will be granted special powers to compromise, arbitrate and be involved in the company businesses, to bring about or to help judicial or administrative actions or disputes in which the Company has an interest and to interpose all the applicable resources according to the law; to stop actions or resources that interpose; to notate obligations or credits; to give or to receive goods in payment; to establish the judicial or extrajudicial representatives that are deemed necessary so that, acting under their orders, they represent the Company in any sort of business, and to determine their authorization, previous authorization from the Board of Directors when it is to form general representatives; to revoke mandates and substitutions.

Article 44. - Delegation.

The Chief Executive Officer will be able to delegate to the employees of the Company, especially in the Senior Management, the practice of one or some of the previous functions and authorizations, whenever by their nature such functions or authorizations are delegable and the delegation is not prohibited, in accordance with the policy that the Board of Directors approves for this reason.

CHAPTER VI

Statutory Auditor

Article 45. - Appointment.

The Statutory Auditor and his/her Substitute will be chosen by the Shareholders General Assembly for periods of two (2) years simultaneous to those of the Board of Directors, but as representatives from the group of the shareholders they can be removed at any time by the Meeting and be re-elected successively, with the vote corresponding to the absolute majority of the shares represented in the meeting. The Substitute will replace the principal in all cases of absolute or temporary absence.

●	Paragraph 1. The Tax Auditing can be entrusted to an accounting firm or association designated by the Shareholders General Assembly. In this case, the designated accounting firm or association must appoint a public accountant to conduct the audit personally and a substitute in case the assigned accountant is unable to perform his/her functions.

●	Paragraph 2. The Board of Directors will guarantee that the Shareholders General Assembly selects the Tax Auditor in a transparent and objective way. To that end, the Board of Directors will study the quotes and general and specific qualifications of three candidates and will make any recommendations it considers necessary to the Shareholders General Assembly so an Auditor can be selected.

Article 46. - Quality and Legal Status.

The Statutory Auditor and his Alternate must be public accountants and shall be subject to the disqualifications, prohibitions, incompatibilities and responsibilities established by law.

pag . 22

Article 47. - Functions.

The functions of the Statutory Auditor are:

a.	Ensure that the transactions entered into or carried out on behalf of the Company conform to the provisions of the bylaws, decisions of the Shareholders General Assembly and of the Board of Directors;

b.	Provide timely accounts, in writing, to the Shareholders General Assembly , the Board of Directors or the Chief Executive Officer regarding irregularities that occur in the functioning of the Company and the running of its businesses;

c.	Cooperate with government agencies engaged in the inspection and supervision of the Companies and present reports that may be required or requested;

d.	Ensure timely accounting of the Company and the minutes of the meeting of the Shareholders General Assembly and the Board of Directors and the due conservation of correspondence of the Company and accounting vouchers, giving the necessary instructions for such purposes;

e.	Regularly inspect the Company's assets and ensure conservation or safety measures of these and others for which the company has custody;

f.	Give instructions, carry out inspections and request the necessary reports to establish permanent control over corporate securities;

g.	Authorize with signature any statement with his/her corresponding opinion and report;

h.	To call for a Shareholders extraordinary meeting when deemed necessary;

i.	Ensure that all insurance policies that protect the assets of the Company are timely issued, renewed and regularized with the payment of corresponding premiums;

j.	Visit in person or through delegates, at least once a year, commercial establishments of the Company;

k.	Perform such other duties as are specified in laws or the bylaws and those that, being compatible with the above, are entrusted by the Shareholders General Assembly.

l.	Constantly inform the Chief Executive Officer and the Board of Directors on relevant and material matters resulting from his/her audit. The disclosure of this relevant and material information by the Chief Executive Officer and the Board of Directors will be made by timely referral to the Financial Superintendency and the Stock Exchanges where the securities issued by the Company are registered.

CHAPTER VII

Secretary General

Article 48. - Appointment and Functions.

The Company shall have a Secretary General, who may also hold an executive position in the Company. In the event that the Secretary General also holds an executive position in the Company, the decision of his/her appointment and removal will depend on the Board of Directors according to the proposal of the Company´s CEO after a report from the Appointment, Remuneration and Corporate Governance Committee.

In the event that the Secretary General does not hold an executive position in the Company, his appointment and removal shall correspond to the Board of Directors after a report from the Nominating, Compensation and Corporate Governance Committee.

The Company´s Secretary General will be Secretary to both the General Shareholders Meeting and the Board of Directors.

In addition to the special functions that are assigned to him/her by the Board of Directors or the Chief Executive Officer, the Secretary will have the following functions and responsibilities:

a.	Keep in accordance with the law the book of minutes of the Shareholders General Assembly and the Board of Directors, taking minutes and authorizing by signing issued copies;

pag . 23

b.	Monitor issuance and transfers of share certificates and registration of documents in the corresponding Share registry book;

c.	Communicate calls for meetings of the Board of Directors and Shareholders General Assembly and deliver, on time and in good and due form, the information to the members of the Board of Directors;

d.	Manage documents and archives of the Company and ensure the custody and preservation of books, deeds, titles, records and other items entrusted to him/her;

e.	Maintain up to date with legal requirements the registration of trademarks, emblems, names and other industrial or commercial property rights, insurance policies, public deeds and other documents relating to the ownership, possession or custody of property and rights of the Company;

f.	Ensure the formal legality of the actions of the Board of Directors and that its procedures and governance rules are respected and regularly reviewed, in accordance to the provisions of the Company Bylaws and other internal regulations.

●	Paragraph. The Secretary may hold, simultaneously, a position of Vice President of the Company, in which case, in addition to the rules set forth in this article, the provisions contained in articles 41 and following of these bylaws will be applicable.

CHAPTER VIII

Financial Statements, Reserves and Dividends

Article 49. - Accounting and Financial Information.

The Company shall keep the accounting of its businesses in accordance with the laws and regulations and subject to applicable technical standards. At least once a year, as of December thirty-one (31), the Company will issue financial information on it business situation, results of operations and changes in its financial situation, identifying end of period date and period covered. This information will be issued through the basic financial statements prescribed by law, prepared in the manner prescribed by it and subject to the relevant technical standards. The basic financial statements will be official once they are approved by the Shareholders General Assembly , which must consider the statements. Periodically, when determined by the Board of Directors or the Chief Executive Officer, trial balances will be issued along with partial information deemed necessary for management purposes only

Article 50. - Profits.

Distribution of profits will be based on the end of period general statements approved by the Shareholders General Assembly. Profits cannot be distributed without cancellation of prior period losses affecting capital, affecting capital understood as a consequence of losses reducing net capital below share capital.

Article 51. - Reserves and Dividends.

The profits of each period, as established by the general statements approved by the Shareholders General Assembly, will be distributed in accordance with the following norms and legal dispositions

a.	As long as required by applicable law, ten percent (10%) of the net profits after taxes must be transferred to the legal reserve until this reaches fifty percent (50%), at least, of subscribed capital; On reaching this level, the Shareholders General Assembly will decide whether to continue increasing the legal reserve, but if the reserve falls below this level, appropriations of ten percent (10%) of the net profit of each period must be transferred to the legal reserve until it again reaches the set level;

pag . 24

b.	After the appropriation for the legal reserve, as the case may be, the Shareholders General Assembly may order appropriations deemed necessary or appropriate to establish or increase occasional reserves, subject to the legal norms. Such reserves will have clear and specific uses and shall be binding for the period in which they are made, but the Shareholders General Assembly may change the use given to such reserves or distributed them when they are unnecessary. c) If there are prior period losses affecting capital which have not been cancelled, profits will be applied to their cancellation before any appropriation to legal, voluntary or occasional reserves.

c.	If there were prior period losses non canceled that affect the capital, the profits will be applied to the cancellation of said losses before any appropriation for legal, voluntary or occasional reserves.

d.	As long as required by applicable law, appropriations to create or increase voluntary or occasional reserves which would affect the minimum legal profit to shareholders require a favorable vote by a plural number of shareholders representing at least seventy eight (78%) of the shares represented in the meeting: Unless otherwise decided, approval by the majority indicated above requires distribution of at least fifty percent (50%) of the net income or of that remaining after cancellation of prior period losses. The minimum distribution percentage will be increased to seventy percent (70%) if the amount of the legal, statutory, and occasional reserves exceeds the value of the share capital.

Article 52. - Payment of Dividends.

Dividends will be paid in proportion to the paid in portion of the share par value. Payment will be in cash, within the year following the date in which they are decreed, in the form or period as determined by the Shareholders General Assembly, to the shareholder at time of payment. Dividends will be offset by amounts owed by the shareholder to the Company.

●	Paragraph. As long as the applicable law so provides, by decision of the shareholders General Assembly, the dividend may be paid with released shares. The decision shall be binding on the shareholder when it is approved by a vote of eighty percent (80%) of the shares represented; or in the event that the Company is in a situation of subordination, in the absence of such a majority, shareholders will choose to receive the dividend in shares or require payment in cash.

CHAPTER IX

Dissolution and Liquidation

Article 53. - Grounds for Dissolution.

The Company can be dissolved on general legal grounds applicable to all commercial companies, on grounds specific to publicly held share companies and extraordinarily at any time by a decision of the Shareholders General Assembly with votes of at least half plus one of the shares represented in the meeting and legally formalized.

Article 54. - Liquidator.

Upon dissolution of the Company on any grounds, the liquidation and division of corporate capital will be done in accordance with legal norms by a special liquidator appointed by the Shareholders General Assembly without prejudice that it may designate various liquidators and decide if they should work jointly or separately. For every liquidator the Shareholders General Assembly will appoint an alternate. Until the appointment of the liquidator is made and registered, the Chief Executive Officer, the Operative Presidency Retail Colombia and the Vice-presidents listed in the mercantile registry will act as such.

Article 55. - Norms for the Liquidation

The liquidation of the Company and the division of the corporate capital will proceed in accordance with the law and with the applicable dispositions of the Civil Code, observing the following rules:

a.	The General Assembly of the Shareholders will be convened and will meet at the times and terms prescribed for the ordinary meetings, and extraordinarily whenever convened by the liquidator, the Statutory Auditor, the Superintendent of Societies, or when requested by shareholders representing at least twenty-five percent (25%) of the subscribed shares. In these meetings it will carry out all the functions compatible with the liquidation status and particularly, freely naming, changing and removing the liquidator or liquidators and Alternates, requiring accounts from them, defining the assets that must be distributed in kind and establishing priorities for disposal of assets, form and period to do so, establishing liquidator's fees and all other in accordance with the law.

pag . 25

b.	The Shareholders General Assembly will determine which goods will be distributed in kind, set the values of these goods or the procedure to determine them, establish the procedure for awarding them and authorize the liquidator to make the corresponding distributions in accordance with the law.

c.	The Shareholders General Assembly will have faculty to authorize the awarding of assets indivisibly owned by groups of shareholders; to have sales of assets by means of private auctions between such shareholders or with bids from outsiders, and to employ other suitable means;

d.	An absolute majority of votes present is sufficient to approve periodic accounting from the liquidator, or other as may be needed as well as authorize the awarding of goods in kind, authorize repossessions, permit special concessions to debtors of the company and carry out the transactions or waivers necessary or pertinent to facilitate or conclude the liquidation;

Article 56. - Dispute Settlement.

All disputes relating to the social contract that arise while this entity exists, at the time that it is being dissolved or during the period that it is being liquidated, and which cannot be settled directly by those involved with a period of thirty (30) business days, will be subject to the decision of a Court of Arbitration, comprised of three designated arbitrators agreed on by the parties, and if no agreement is reached, by the Medellin Chamber of Commerce. The decision must be rendered according to the law, preferably by applying the regulations contained in the bylaws detailed here and, where these or other Colombian laws fall short, by applying the general principals of law, pursuant to the legal regulations that govern the arbitration process. If, for some reason, the Chamber of Commerce does not designate the arbitrators, the designation will be carried out in accordance with the procedural regulations that apply to the case. For the purposes of this clause, a party is understood as a person or group of people with a common interest.

●	Paragraph. Arbitration is not necessary when, within fifteen (15) days of the date on which the direct settlement between parties failed, being capable of compromising on a dispute that is subject to compromise, the parties jointly resolve to submit the dispute to conciliation or the mechanism of friendly composition. In the first case, that is, when the parties opt to submit the dispute to conciliation, they will follow the rules on conciliation established by the Medellin Chamber of Commerce.

In the second case, that is, when the parties opt for friendly composition, the parties will decide the number of friendly arbitrators and will appoint them. In case of a discrepancy about the number of friendly arbitrators or their appointment, a single friendly arbitrator will be designated by the Medellin Chamber of Commerce's Conciliation and Arbitration Center. The rules and procedures of the aforementioned Conciliation and Arbitration Center will apply to this mechanism. The decision will have conciliatory effects, pursuant to Law 1563 of 2012 and any regulations that modify it or are added to it.

Article 57. - Limitation of Authorities.

In all the cases where these bylaws establish limitations to the authorities of the administrators with regards to the amounts of the acts or contracts, it will be understood that all those acts or contracts dealing with the same business operation constitute a single act or contract for effects of the applicable limitation.

Article 58. - Prohibitions.

The Company is prohibited from establishing itself as a guarantor of obligations for third parties and from guaranteeing any obligations, other than those arising from its purpose or social company, with company assets, except on grounds of expediency when recognized by the Shareholders General Assembly with affirmative votes from the majority of voters present.

●	Paragraph. The Company may act as a guarantor of obligations or pledge assets belonging to the companies in which it has shareholding interest or with which it has signed a collaboration agreement for the development of a business line, in which case prior authorization from the Company's Board of Directors will be required.

Article 59. - Extension of appointments.

If the Shareholders General Assembly or the Board of Directors does not make on a timely basis the elections or appointments that correspond to them according to the bylaws, the period of the previously named or elected appointment is understood as extended until the corresponding appointment or election is made.

pag . 26

Article 60. - Trading of Shares by Managers.

Persons who, in accordance with article 22 of 1995 law 222, are considered managers of the Company, will not be able to directly or indirectly acquire or dispose of shares of the Company while exercising their positions, except for non-speculative operations and with authorization of the Board of Directors, granted with the favorable vote of two thirds (2/3) of the members, excluding the vote of the applicant.

●	Paragraph. It will be understood that there are no reasons for speculation and therefore the managers are authorized, among other hypotheses, when the acquisition of shares is the product of:

a.	The subscription of shares in exercise of the right of preference.

b.	The negotiation of shares in exercise of the right of preference.

c.	The payment of dividends in shares.

d.	Dation in payment.

e.	An allocation of shares by operation of law.

Article 61. - Board Committees.

The Board of Directors will establish committees to support their management, and as a minimum this will include an Audit and Risk Committee, as well as an Appointment, Remuneration and Corporate Governance Committee. In addition to the above, the Board of Directors may create and regulate the operation of a Conflicts of Interest Committee. The Board of Directors will however be able to divide the duties of these committees or contemplate other functions to other committees created for such functions. The Committees will be formed by at least three (3) members of the Board of Directors who may be Independent or Non-Independent Members. In any case, the Audit and Risk Committee must be chaired by an Independent member, and must have the participation of all Independent members of the Board of Directors.

The Audit and Risk Committee will include the Company’s Statutory Auditor, who will attend and is entitled to participate but not vote.

The Board shall adopt a regulation for the operation of the committees in mention, which will indicate the frequency of its meetings and corresponding functions, which in any case will be to act as advisory and supervisory bodies to support the Board of Directors in their functions. The functions of the committees must comply with the legal requirements and with the Corporate Governance standards that the Board of Directors voluntarily accepts.

Article 62. - Internal Audit or Internal Control.

The Company will have an Internal Audit area, whose mission will be to provide assurance (audit) and consultation (advice), independently and objectively, of the processes of governance, risk and control, in order to improve the operations of the Company, helping it meet its objectives. The head of this area will be the Internal Auditor, who will depend both professional and operationally on the Board of Directors, which shall be responsible for the appointment and removal of candidates proposed by the Audit and Risk Committee.

Article 63. - External Audits.

The shareholders and holders of bonds issued by the Company and offered through public offer approved by the Superintendence of Finance will be able to carry out specialized audits one a year, at their own expense and under their responsibility, in accordance with the provisions defined by the Board of Directors, which will, at least, establish: term, opportunity, frequency, procedure and requirements to request an audit, items that can be included in the audit, responsibilities, authorizations and the time in which the audit should be granted and conducted, how the person responsible for conducting the audit is to be appointed, and other pertinent aspects.

Article 64. - Corporate Governance and Transparency.

The company, its shareholders management and employees or officials are obliged to comply with current bylaws, as well as with the other policies to be subsequently adopted at the General Meeting of Shareholders or Board Directors.

Updated April 27,2023

pag . 27